Exhibit 1.2

The Walt Disney Company
(a Delaware corporation)

Floating Rate
Medium-Term Notes

TERMS AGREEMENT

September 6, 2006

The Walt Disney Company

500 South Buena Vista Street

Burbank, California  91521

Attention:  Legal Department

Re:                               Distribution Agreement dated March 10, 2005

Reference is made to the Distribution Agreement dated March 10, 2005, which is incorporated herein by reference. The undersigned (the “Underwriters”), severally and not jointly, agree to purchase the following principal amounts of Medium-Term Notes, Series C, entitled Floating Rate Global Notes due 2009 (the “Notes”):

Citigroup Global Markets Inc.	$142,500,000
Deutsche Bank Securities Inc.	142,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	142,500,000
UBS Securities LLC	142,500,000
BNP Paribas Securities Corp.	52,500,000
HSBC Securities (USA) Inc.	52,500,000
Lehman Brothers Inc.	52,500,000
Blaylock & Partners, L.P.	11,250,000
The Williams Capital Group, L.P.	11,250,000
Total	$750,000,000

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are referred to herein as the “Representatives.”

Stated Maturity Date:  September 10, 2009

Original Issue Date:  September 11, 2006

Trade Date:  September 6, 2006

Issue Price:  100.000%

Discount or Commission:  0.25%

Settlement Date and Time:  September 11, 2006 at 7 a.m. Pacific Time

Additional Terms:

Base Rate:  LIBOR Telerate

Index Maturity:  3 months

Spread:  10 basis points

Interest Payment Dates:                                         March 10, June 10, September 10 and December 10, commencing December 10, 2006

Day Count Convention:

Actual/360 for the period from September 11, 2006 to September 10, 2009

Denominations:                                                            $2,000 or any integral multiple
of $1,000 in excess of $2,000

The certificate referred to in Section 6(a) of the Distribution Agreement, the opinions referred to in Section 6(b) of the Distribution Agreement (other than as stated below) and the accountants’ letter referred to in Section 6(c) of the Distribution Agreement will not be required. At the Settlement Date and Time, the Company will deliver the opinion called for by the last paragraph of Section 5(b) of the Distribution Agreement  The reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the issuance and sale of the Notes will be paid by the Underwriters.

In addition, solely for the purposes of this Terms Agreement, the Distribution Agreement is hereby amended as follows:

1.                                       The representation and warranties in Section 1(a) shall be deemed made as of the Applicable Time (as defined below).

2.                                       The following representations and warranties are added to Section 1(a) (Representations and Warranties) as subsections (x) and (xi):

(x)  As of the Applicable Time, the Pricing Disclosure Package did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that this representation and warranty does not apply to statements or omissions in the Pricing Disclosure Package made in reliance upon information furnished to the Company in writing by or on behalf of the Underwriters expressly for use therein. “Applicable Time” means 3:45 p.m. (New York City time) on the date of this Terms Agreement. “Pricing Disclosure Package” means the Prospectus as amended and supplemented as of the Applicable Time together with each

Issuer Free Writing Prospectus listed on Schedule I hereto. “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the 1933 Act Regulations) relating to the Notes.

(xi)  (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes and (ii) at the date of this Terms Agreement, the Company was not and is not and “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations.

3.                                       Section 3 (Covenants of the Company) is amended as follows:

A.                                   to insert the words “or the Pricing Disclosure Package” following each reference to the word “Prospectus” in Section 3(d); and

B.                                     to add as subsection (i):

“Issuer Free Writing Prospectus. The Company will comply with Rule 433 of the 1933 Act Regulations with respect to each Issuer Free Writing Prospectus.”

4.                                       Section 7 (Indemnification) is amended as follows:

A.                                   to insert the words “or any Issuer Free Writing Prospectus” following each reference to the word “Prospectus”;

B.                                     to replace the words “sale of a Note or Notes to” in clause (B) of paragraph (a)(iii) with the words “entry into the contract of sale of Notes with;” and

C.                                     to insert the following in Section 7(a)(iii)(B) following the first reference to the word “supplemented”:

“reasonably sufficiently far in advance of the Applicable Time so as to permit delivery of such Issuer Free Writing Prospectus to investors immediately at such time,”.

5.                                       The following section is added as Section 14:

“Covenant of the Underwriters. Each Underwriter covenants with the Company that, except as provided herein, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the 1933 Act Regulations. Notwithstanding anything to the contrary contained herein, the Company consents to the use by the Underwriters of a free writing prospectus that contains only (a)(i) information describing the preliminary terms of the Notes or their offering or (ii)

information that describes the final terms of the Notes and that is included in the final term sheet of the Company listed on Schedule I hereto or (b) other customary information that is neither “issuer information,” as defined in Rule 433, or otherwise an Issuer Free Writing Prospectus.”

Default by One or More of the Underwriters:  If one or more of the Underwriters shall fail at the Original Issue Date to purchase the Notes which it or they are obligated to purchase under this Terms Agreement (the “Defaulted Notes”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a)                                  if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)                                 if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Terms Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this provision shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Terms Agreement, the Representatives or the Company shall have the right to postpone the Original Issue Date for a period not exceeding seven days in order to effect any required changes in the pricing supplement dated September 6, 2006 relating to the Notes or in any other documents or arrangements.

European Economic Area:  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State, or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and  including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

•                        to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•                        to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•                        in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to “€” are to euros.

United Kingdom:  Each Underwriter represents and agrees that:

•                        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21  or the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter severally represents to and agrees with the Company that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the pricing supplement and accompanying prospectus supplement and prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof.

Without prejudice to the other provisions of this Terms Agreement and the Distribution Agreement, and except for registration under the 1933 Act and compliance with the 1933 Act Regulations, the Company shall not have any responsibility for, and each Underwriter severally agrees with the Company that each such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Notes under the laws and regulations in force in any foreign jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Notes.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Underwriters a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

Citigroup Global Markets Inc.

By:	/s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director

Deutsche Bank Securities Inc.

By:	/s/ Ritu Ketkar
Name: Ritu Ketkar
Title: Director

By:	/s/ Scott Flieger
Name: Scott Flieger
Title: Managing Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Diane Kenna
Name: Diane Kenna
Title: Authorized Signatory

UBS Securities LLC

By:	/s/ John Doherty
Name: John Doherty
Title: Executive Director

By:	/s/ Jordan Matusow
Name: Jordan Matusow
Title: Associate Director

BNP Paribas Securities Corp.

By:	/s/ Jim Turner
Name: Jim Turner
Title: Managing Director
Head of Debt Capital Markets
HSBC Securities (USA) Inc.

By:	/s/ Andrew Lazerus
Name: Andrew Lazerus
Title: Senior Vice President

Lehman Brothers Inc.

By:	/s/ Martin Goldberg
Name: Martin Goldberg
Title: Senior Vice President

Blaylock & Partners, L.P.

By:	/s/ Clifford C. Swint
Name: Clifford C. Swint
Title: Managing Director

The Williams Capital Group, L.P.

By:	The Williams Capital Group, Inc.,
its General Partner,

By:	/s/ Jonathan Levin
Name: Jonathan Levin
Title: Principal

Accepted:

THE WALT DISNEY COMPANY

By:	/s/ Jonathan S. Headley
	Name:	Jonathan S. Headley
	Title:	Senior Vice President - Corporate Finance and Assistant Treasurer

SCHEDULE I

Filed Pursuant to Rule 433
Registration No. 333-122139
Pricing Term Sheet

The Walt Disney Company
Floating Rate Global Notes Due 2009

Issuer:	The Walt Disney Company

Title of Securities:	Floating Rate Global Notes Due 2009

Ratings:	A3 / A-

Trade Date:	September 6, 2006

Settlement Date (T+3):	September 11, 2006

Maturity Date:	September 10, 2009

Aggregate Principal Amount Offered:	$750,000,000

Price to Public (Issue Price):	100.000% plus accrued interest, if any, from September 11, 2006

Interest Rate:	3-month LIBOR plus 10 basis points

Interest Payment Dates:	Quarterly on each March 10, June 10, September 10 and December 10, commencing on December 10, 2006

Joint Bookrunners:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Lehman Brothers Inc.

Junior Co-Managers	Blaylock & Partners, L.P. The Williams Capital Group, L.P.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, or UBS Securities LLC toll-free at 1-888-722-9555, ext. 1088.

2